Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS FOURTH QUARTER EARNINGS PER SHARE

OF $0.25 AND ANNUAL EARNINGS PER SHARE OF $0.82

•	Total quarterly revenues of $75.7 million, down 1% from same period in prior year; annual revenues of $261.6 million down 5% from prior year

•	Quarterly advisory revenues of $75.1 million, down 2% from same period in prior year; annual advisory revenues of $260.3 million, down 7% from prior year due to fewer significant transaction closings during year offset in part by an increase in revenues from announced transaction activity, which also resulted in a substantially greater backlog of announced but not yet completed transactions than the prior year

•	Compensation ratio of 57% for the fourth quarter; for the full year at 56%, higher than our historic norm due to similar total compensation amounts year over year spread over lower total revenues

•	Pre-tax profit margin of 19% for the fourth quarter; for the full year at 17%, negatively impacted by lower total revenues and certain non-recurring costs

•	Board authorized up to $75.0 million of share repurchases in 2016

NEW YORK, January 27, 2016 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $261.6 million and net income allocated to common stockholders of $25.6 million for the year ended December 31, 2015. Diluted earnings per share were $0.82 for the year ended December 31, 2015.

The Firm’s 2015 total revenues compare to total revenues of $275.3 million for 2014, which represents a decrease of $13.7 million. Advisory revenues for 2015 were $260.3 million, compared to $280.5 million for 2014, representing a decrease of $20.2 million. For 2015, we recognized an investment gain of $1.3 million compared to an investment loss of $5.2 million in 2014.

The Firm’s 2015 net income allocated to common stockholders and diluted earnings per share compare to net income allocated to common stockholders of $43.4 million and diluted earnings per share of $1.43 for 2014.

The Firm’s fourth quarter total revenues were $75.7 million compared to total revenues of $76.6 million for the same period in 2014, representing a decrease of $0.9 million. Advisory revenues for the fourth quarter of 2015 were $75.1 million, a decrease of $1.2 million from the fourth quarter of 2014.

The Firm’s fourth quarter net income allocated to common stockholders of $7.9 million and diluted earnings per share of $0.25 compare to net income allocated to common stockholders of $15.2 million and diluted earnings per share of $0.51 for the same period in 2014.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“The fourth quarter was a very active one for our Firm in terms of M&A transaction announcements, with the 20 on which we advised equaling the best quarterly level in our history. In terms of revenue, we achieved a solid result for the quarter, as increased M&A announcement fees and fund placement fees offset a decline in M&A completion fees. As we had previously indicated was our expectation, an unusually high portion of our largest agreed M&A transactions carried over into 2016. On the capital advisory side of our business, the substantial increase in fund placement fees is indicative of a strong finish to the year, particularly in terms of secondary transactions executed by the Greenhill Cogent team that we acquired earlier in the year. As a result of the solid revenue outcome, we ended the year in our usual balance sheet position, with a global cash balance comfortably in excess of the balance on our revolving credit facility,” Robert F. Greenhill, Chairman, said.

“By many measures, 2015 was a strong year for our Firm. We advised on 26% more announced transactions than in the prior year. As measured by aggregate deal volume, those transactions were considerably larger than the announced deals on which we advised in the prior year. And the contractual fees associated with those transactions, a large portion of which had yet to be earned as of year end, also showed a significant increase. Despite all those positives, the fact that an unusually large number of our largest agreed M&A transactions were delayed into 2016 prevented us from showing an increase in revenue for the year. Looking forward, that book of agreed but not yet completed M&A transactions, combined with a continued robust level of activity in the primary and secondary fund placement markets, bodes well for much improved revenues in the first half of 2016. While the second half is, as always, more dependent on transactions yet to be announced, we have seen strong momentum in terms of significant new client assignments in recent months, which suggests the improved pace of revenue should continue, barring a meaningful deterioration in market conditions. Given the relatively fixed nature of our non-compensation costs, and the fact that certain of our costs in 2015 were nonrecurring in nature, if revenue develops as we expect, we also should see significant improvement in our profit margin. Likewise, our tax rate should be considerably lower than the unusually high rate of this quarter and year. Considering our balance sheet, near term expected transaction completions and longer term backlog of assignments, our cash position looks likely to far exceed what is necessary to support our dividend, and thus we expect to be in a position to return to our historic practice of repurchasing a significant amount of our common stock over the course of the year. Accordingly, our Board has authorized up to $75.0 million of share repurchases for the calendar year. While we will be highly focused on producing significantly improved financial results in the near term, we also will remain focused on the long term strategic development of our Firm. In keeping with this focus, we recruited several strong M&A bankers and acquired the highly successful Cogent business in 2015, and expect, based on current recruiting discussions, to bring significant further additional talent into the Firm over the course of 2016,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2015 and 2014, respectively:

	For the Three Months Ended
	December 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$75.1	99%	$76.3	100%
Investment revenues	0.6	1%	0.3	0%

Total revenues	$75.7	100%	$76.6	100%

	For the Year Ended
	December 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$260.3	100%	$280.5	102%
Investment revenues	1.3	—%	(5.2)	(2)%

Total revenues	$261.6	100%	$275.3	100%

Summarized below is historical advisory revenues by client location and industry for each of the prior five year periods ended December 31, 2015.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
North America	58%	59%	52%	60%	48%
Europe	23%	30%	33%	22%	22%
Australia	6%	9%	12%	14%	22%
Asia, Latin America & Other	13%	2%	3%	4%	8%

Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
Technology, Communications & Media	9%	13%	15%	20%	9%
Consumer Goods & Retail	4%	16%	14%	8%	13%
Energy & Utilities	5%	7%	7%	11%	8%
Financial Services	6%	11%	13%	7%	22%
Healthcare	12%	15%	16%	9%	12%
Real Estate, Lodging & Leisure	4%	2%	4%	5%	6%
General Industrial & Other	39%	25%	20%	31%	21%
Capital Advisory (Fund Placement)	21%	11%	11%	9%	9%

Advisory Revenues

Full Year

For the year ended December 31, 2015, advisory revenues were $260.3 million compared to $280.5 million in 2014, a decrease of 7%. At the same time, the number of worldwide completed M&A transactions in 2015 decreased by 6% as compared to 2014, while the volume of completed transactions (reflecting the sum of all transaction sizes) increased 26%. The number of announced transactions globally decreased by 2% in 2015 as compared to 2014, while the volume of announced transactions rose by 32%. 1

The decrease in our 2015 advisory revenues, as compared to 2014, resulted from a decrease in transaction completion fees due to fewer large transaction closings, offset in part by greater fund placement fees due to the acquisition of Cogent and an increase in transaction announcement and opinion fees.

In 2015, we advised on transactions for the first time for such leading companies around the world as Ball Corporation, Blount International, Inc., Croda Europe Limited, Emdeon Inc., Heartland Payment Systems, Inc., Telecity Group plc, and Teva Pharmaceuticals Industries Limited. We also advised on new transactions for historic clients such as Alcoa Inc., Anixter International, Inc., Cerner Corporation, Gannett Co., Inc., GlaxoSmithKline plc, Hitachi Appliances, Inc., Lonmin plc, Masco Corporation, MeadWestvaco Corporation, Recruit Holdings Co., Ltd, and Scholastic Corporation.

[1]	Source: Thomson Financial as of January 11, 2016. Number of transactions refers to those greater than $100,000.

By geographic region in 2015, our advisory revenues were relatively well dispersed throughout the regional markets. North America, where we generated in excess of 58% of our revenues, remained our largest contributor in 2015. Most of our other 2015 advisory revenues were generated in Europe, where we derived 23% of our revenues. In Australia, our slight revenue decline from the prior year principally reflected the impact of the strengthening US dollar. The declines in revenue contribution from Europe and Australia were offset by a significant increase in revenue from the rest of the world.

By industry sector in 2015, improved performance in the general industrial sector generally offset a decline in activity in the consumer & retail, financial and technology, communications & media sectors.

During 2015, our capital advisory group advised real estate fund general partners on six final closings of primary capital commitments from institutional investors of such funds. In addition, our secondary capital advisory group advised institutional investors on 60 closings of sales of limited partnership interests in secondary market transactions. For 2015, we generated 21% of our advisory revenues from our capital advisory business.

We earned advisory revenues from 197 different clients in 2015 compared to 135 in 2014, with the large increase resulting from our acquisition of Cogent and an increase in institutional investor clients selling limited partnership interests in the secondary market. Of this group of clients, 44% (excluding historical Cogent clients) were new to the Firm in 2015. We earned $1 million or more from 64 clients in 2015 up 2% compared to 63 in 2014. The ten largest fee-paying clients contributed 32% of our total revenues in 2015 and 43% in 2014. There was no single client in 2015 or 2014 that represented greater than 10% of our revenues.

Fourth Quarter

Advisory revenues were $75.1 million in the fourth quarter of 2015 compared to $76.3 million in the fourth quarter of 2014, a decrease of 2%. In the fourth quarter of 2015, as compared to the same period in 2014, a decrease in transaction completion fees and retainer fees was largely offset by an increase in fund placement revenues and transaction announcement fees.

Completed assignments in the fourth quarter of 2015 included:

•	the acquisition by Anixter International of HD Supply’s Power Solutions business;

•	the acquisition by Croda International Plc of Incotec Group BV;

•	the acquisition by FEI Company of DCG Systems, Inc.;

•	the majority sale by Hitachi Appliances of its HVAC business to Johnson Controls;

•	the sale by International Medical Group, Inc. to ABRY Partners;

•	the acquisition by Intertek Group plc of Professional Service Industries, Inc.;

•	the representation of Lonmin Plc on its c.$777 million recapitalization;

•	the representation of Reaction Engines Limited on the strategic investment by BAE Systems plc on the development of a new aerospace engine class;

•	the capital raising for Related Real Estate Fund II;

•	the disposal by Saga plc of Allied Healthcare to AURELIUS Investments;

•	the acquisition by Sato Holdings Corporation of a minority stake in DataLase Ltd;

•	the representation of Stemcor Holdings Limited on its debt restructuring and refinancing;

•	the representation of Tate & Lyle plc on the re-alignment of Eaststarch C.V., its joint venture with Archer Daniels Midland Company;

•	the acquisition by TD Bank Group of Nordstrom’s U.S. Visa and private label consumer credit card portfolio; and

•	the sale by Willbros Group, Inc. of its Professional Services segment to TRC Companies, Inc.

During the fourth quarter of 2015, our capital advisory group advised real estate fund general partners on one interim closing and one final closing of primary capital commitments from institutional investors of such funds. In addition, our secondary capital advisory group advised institutional investors on 34 closings of sales of limited partnership interests in secondary market transactions.

In January 2016, as part of our annual evaluation and promotion process, the Firm named five new Managing Directors: Tammo Bünnemeyer (Frankfurt), Larry Gelwix (Chicago), Simon Lam (Hong Kong), Andy Nick (San Francisco) and Nate Stulman (New York).

Investment Revenues

In 2014, we substantially completed our goal of fully exiting our historic merchant banking investments and for the year our investment revenues consisted principally of realized and unrealized gains (losses) on our investments and interest income. In 2015, with the liquidation of our principal investment portfolio substantially complete, our investment income primarily consisted of interest income.

At December 31, 2015, our remaining investments consisted of a diverse group of small investments held in previously sponsored merchant banking funds, which in aggregate had an estimated fair value of $3.6 million. The remaining merchant banking fund investments are expected to be liquidated in multiple small steps over the next few years as the relevant managers seek to realize value from each underlying investment. The Firm has no remaining commitments to make principal investments, and it does not intend to make any going forward.

The following table sets forth additional information relating to our investment revenues (losses) for the three month periods and years ended December 31, 2015 and 2014:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
	(in millions, unaudited)
Net realized and unrealized gain (loss) on investments in merchant banking funds	$0.2	$—	$0.2	$(6.6)
Deferred gain on sale of certain merchant banking assets	—	—	—	0.2
Interest income	0.4	0.3	1.1	1.2

Total investment revenues (losses)	$0.6	$0.3	$1.3	$(5.2)

Full Year

For the year ended December 31, 2015, we recorded an investment gain of $1.3 million compared to an investment loss of $5.2 million for the year ended December 31, 2014. The investment gain for 2015 primarily resulted from interest income. The investment loss for 2014 principally resulted from the sale at a loss of portfolio company investments in our previously sponsored merchant banking fund investments.

Fourth Quarter

For the fourth quarter of 2015 and 2014, we recorded investment revenues, primarily related to interest income, of $0.6 million and $0.3 million, respectively.

Expenses

Operating Expenses

Full Year

For the year ended December 31, 2015, total operating expenses were $218.3 million compared to $207.8 million in 2014. The increase of $10.5 million, or 5%, related to an increase in our non-compensation and benefits expenses, primarily as a result of the acquisition of Cogent, as described in more detail below. Our pre-tax income margin was 17% for 2015 as compared to 25% for 2014.

Fourth Quarter

Our total operating expenses for the fourth quarter of 2015 were $61.5 million compared to $52.7 million for the fourth quarter of 2014. The increase in total operating expenses of $8.8 million, or 17%, principally resulted from increases in our compensation and benefits expenses and non-compensation expenses as described in more detail below. Our pre-tax margin was 19% for the fourth quarter of 2015 as compared to 31% for the fourth quarter of 2014.

The following table sets forth information relating to our operating expenses for the three month periods and years ended December 31, 2015 and 2014, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(in millions, unaudited)
Employee compensation and benefits expenses	$43.5	$37.6	$147.2	$147.6
% of revenues	57%	49%	56%	54%
Non-compensation expenses	18.0	15.1	71.1	60.2
% of revenues	24%	20%	27%	22%
Total operating expenses	61.5	52.7	218.3	207.8
% of revenues	81%	69%	83%	75%
Total income before tax	14.2	24.0	43.3	67.5
Pre-tax profit margin	19%	31%	17%	25%

Compensation and Benefits Expenses

Full Year

For the year ended December 31, 2015, our employee compensation and benefits expenses remained relatively constant at $147.2 million as compared to $147.6 million for the same period in the prior year. The ratio of compensation and benefits expense to revenues increased to 56% in 2015 from 54% in 2014 as result of the spreading of a comparable amount of compensation and benefits expense over lower revenues in 2015.

Fourth Quarter

Our employee compensation and benefits expenses in the fourth quarter of 2015 were $43.5 million, which reflected a 57% ratio of compensation to revenues. This amount compared to $37.6 million for the fourth quarter of 2014, which reflected a 49% ratio of compensation to revenues. The increase in the compensation and benefits expense and related increase in the ratio of compensation expense to revenues resulted from higher compensation costs, which principally related to the addition Cogent employees, being spread over similar quarterly revenue amounts.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Full Year

For the year ended December 31, 2015, our non-compensation expenses of $71.1 million increased $10.9 million, or 18%, from $60.2 million in 2014. The increase in non-compensation expenses principally resulted from operating, borrowing and transaction costs related to the acquisition and operation of Greenhill Cogent, which we acquired on April 1, 2015, and foreign currency losses, which we do not expect to recur, related to funding our Brazilian business. With respect to the Cogent related costs, transaction expenses are non-recurring in nature, and we expect that certain other costs related to the Cogent acquisition will decline over future periods as we consolidate certain operations, amortize intangible assets and repay our borrowings, offset in part by potential charges related to the amortization of the contingent portion of the earn-out obligation. Interest expense, included within non-compensation expenses, was $2.5 million for 2015 and $1.2 million for 2014.

Non-compensation expenses as a percentage of revenues for 2015 were 27% compared to 22% for 2014. The increase in non-compensation expenses as a percentage of revenues resulted from the spreading of higher costs over lower revenues in 2015 as compared to 2014.

Fourth Quarter

Our non-compensation expenses were $18.0 million in the fourth quarter of 2015 compared to $15.1 million in the same period in 2014, representing an increase of $2.9 million, or 19%. The increase in non-compensation expenses principally resulted from operating costs related to Greenhill Cogent, an increase in professional fees, higher travel costs for business development activities, and an increase in interest expense related to the funding of the acquisition of Cogent. Interest expense, included within non-compensation expenses, was $0.7 million for the fourth quarter of 2015 and $0.3 million for the fourth quarter of 2014.

Non-compensation expenses as a percentage of revenues for the quarter ended December 31, 2015 and 2014 were 24% and 20%, respectively. Non-compensation expenses as a percentage of revenues increased in the fourth quarter of 2015 as a result of the aforementioned increases in the operating costs of Greenhill Cogent, professional fees, travel costs, and interest expense, which were spread over comparable revenues in the fourth quarters of 2015 and 2014.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

Full Year

For the year ended December 31, 2015, the provision for taxes was $17.7 million, which reflected an effective tax rate of 41%. This compared to a provision for taxes for the year ended December 31, 2014 of $24.1 million, which reflected an effective tax rate of 36%.

The decrease in the provision for income taxes of $6.4 million in the year ended December 31, 2015, as compared to 2014, resulted from a decrease in pre-tax income, offset by an increase in the effective tax rate. The increase in the effective tax rate principally resulted from the generation of greater U.S. source earnings, which are taxed at a higher rate than foreign source earnings, and certain non-deductible foreign losses.

Fourth Quarter

For the fourth quarter of 2015, the provision for income taxes was $6.3 million, which reflected an effective rate of 44%. This compared to a provision for income taxes in the fourth quarter of 2014 of $8.7 million, which reflected an effective tax rate of 36%.

The decrease in the provision for income taxes in the fourth quarter of 2015 of $2.4 million, as compared to the same period in 2014, resulted from a decrease in pre-tax income, offset by an increase in the effective tax rate. The increase in the effective tax rate principally resulted from certain non-deductible foreign losses.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of December 31, 2015, we had cash of $70.0 million, investments of $3.6 million and short-term debt of $39.8 million. To fund the purchase of Cogent in April 2015, we borrowed $45.0 million of term debt, of which $11.25 million was repaid in 2015, $11.25 million is payable in full by April 30, 2016 and the remaining $22.5 million is payable in four equal semi-annual installments beginning October 31, 2016.

During the fourth quarter of 2015, the Firm repurchased 1,123 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $26.28 per share, for a total cost of $0.03 million. For the full year 2015, the Firm repurchased 341,235 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate, at an average price of $34.88 per share, for a total cost of $11.9 million.

The Board of Directors of Greenhill & Co. Inc. has authorized the repurchase of up to $75 million of common stock during 2016.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 16, 2016 to common stockholders of record on March 2, 2016.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, January 27, 2016, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s fourth quarter and full year 2015 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317- 6003 (toll-free domestic) or (412) 317- 6061 (international); passcode: 0635155. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10079719.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Hong Kong, São Paulo, Singapore, Stockholm, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2014 and subsequent Forms 8-K. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Revenues
Advisory revenues	$75,149	$76,341	$260,281	$280,452
Investment revenues	554	308	1,279	(5,218)

Total revenues	75,703	76,649	261,560	275,234
Expenses
Employee compensation and benefits	43,476	37,578	147,200	147,552
Occupancy and equipment rental	5,370	4,895	21,271	18,983
Depreciation and amortization	897	781	3,433	3,228
Information services	2,261	2,007	8,975	8,625
Professional fees	2,091	1,573	7,856	5,651
Travel related expenses	3,664	2,852	12,580	11,386
Interest expense	745	260	2,478	1,238
Other operating expenses	2,986	2,753	14,472	11,101

Total expenses	61,490	52,699	218,265	207,764
Income before taxes	14,213	23,950	43,295	67,470
Provision for taxes	6,321	8,727	17,697	24,082

Net income allocated to common stockholders	$7,892	$15,223	$25,598	$43,388

Average shares outstanding:
Basic	31,441,797	30,086,601	31,197,288	30,354,227
Diluted	31,441,797	30,087,767	31,200,378	30,357,691
Earnings per share:
Basic	$0.25	$0.51	$0.82	$1.43
Diluted	$0.25	$0.51	$0.82	$1.43
Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80